A. O. SMITH CORPORATON
NEWS RELEASE                                    For further information contact:
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MEDIA INQUIRES:       ANALYST/INVESTOR INQUIRES:          A.O. Smith Corporation
Edward J. O'Connor    Craig Watson                               P.O. Box 245008
414-359-4100          414-359-4009                     Milwaukee, WI  53224-9508
                                                                    414-359-4000
                                                                      NYSE:  AOS

     Milwaukee, Wis.--First quarter 2003 net earnings for A. O. Smith Corporation (AOS-NYSE) increased 13 percent to $13.7 million compared with the $12.1 million earned during the same period in 2002.

     While net earnings improved 13 percent, the $.46 per share earnings in the first quarter fell below last year's $.50 per share. This difference is due to the impact of the 4.8 million shares issued in the May 2002 stock offering. Both earnings and earnings per share were at the high end of the company's forecast.

     Revenues for the quarter ended March 31 increased four percent to $387.9 million compared with 2002 first quarter revenues of $371.9 million.

     "Earnings were positively influenced by improved operating performance in our Electrical Products business as well as lower interest expense," Robert J. O'Toole, chairman and chief executive officer, pointed out.

Electrical Products

     Electrical Products reported first quarter sales of $213.1 million, nearly nine percent higher than first quarter sales in 2002. The sales increase was the result of the July 2002 acquisition of Athens Products, higher sales in the pump and after-market businesses, as well as additional sales from the company's recently acquired Chinese motor operations. Sales to the heating, ventilating, and air conditioning (HVAC) market were flat.

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a. o. smith first quarter earnings add l

     The higher volumes and improved operating expenses contributed to first quarter operating profit of $17.7 million, a 16 percent increase compared with the first quarter of 2002. Electrical Products' cost reduction and product repositioning initiatives continue, and during the quarter, the company closed its Monticello, Ind., assembly facility. Production from that plant was transferred to company operations in Mexico.

Water Systems

     Water Systems' first quarter sales of $174.8 million were essentially flat compared with the same period in 2002. A price increase to offset higher steel costs took effect in the last half of the quarter. This net cost increase coupled with lower unit sales, caused first quarter operating profit to decline to $12.0 million from the $13.6 million earned last year.

     On July 1, new regulatory standards go into effect that impact gas-fired residential water heaters, and Water Systems remains on schedule with plans to introduce new products that comply with these standards. The new regulations mandate that gas residential water heaters resist accidentally igniting flammable vapors that may be caused by spilled gasoline or other flammable materials ill-advisedly taken into the home. The standards will be phased in over a two-year period, beginning with 30, 40, and 50-gallon products this year.

Company discusses outlook

     "Our customers remain very cautious due to weakening consumer demand and the general uncertainty in the U.S. economy," O'Toole commented. "In spite of these concerns, we remain comfortable with our 2003 forecast of earnings in the range of $2.05 and $2.25 per share."

     "As we have stated before, lower pension income and cost increases in areas such as medical benefits, liability insurance, and steel will impact us during the full year, while the benefits of repositioning at Electrical Products, the integration of State Industries, and the introduction of new water heater products are weighted to the last half of the year.

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a. o. smith first quarter earnings add 2

Consequently, we expect year-over-year comparisons to improve in the last half of the year. For the second quarter of 2003, we estimate net income will be modestly better than last year, with earnings per share in a range of $.64 to $.68 per share."

     A. O. Smith will broadcast a live conference call beginning at 1:30 p.m. (Eastern Time) today. The call can be heard on the company's web site, www.aosmith.com. An audio replay of the call will be available on the company's web site after the live event.

Forward-looking statements

     This release contains statements that we believe are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "continue," or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: instability in the company's electric motor and water products markets; inability to generate the synergistic cost savings from the acquisition of State Industries; the inability to implement cost-reduction programs; adverse changes in general economic conditions; significant increases in raw material prices; a failure to comply with new flammable vapor prevention standards in the residential gas water heater industry; competitive pressures on the company's businesses; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

     Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributable to the company, or persons acting on its behalf, are qualified in their entirety by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North

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a. o. smith first quarter earnings add 3

America's largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America's largest manufacturers of residential and commercial water heating equipment. A. O. Smith Corporation has facilities in the United States, Mexico, Canada, England, Ireland, Hungary, the Netherlands, and China and employs approximately 17,000 people.

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
                                     A. O. SMITH CORPORATION AND SUBSIDIARIES
                                  (condensed consolidated financial statements -
                                        $000 omitted except per share data)

                                               Statement of Earnings

                                                                                        Three Months ended
                                                                                             March 31

                                                                               -------------------------------------
                                                                                    2003                  2002
                                                                               ---------------       ---------------
Electrical Products                                                           $       213,091       $       196,234
Water Systems                                                                         174,821               175,693
                                                                               ---------------       ---------------
Net sales                                                                             387,912               371,927

Cost of products sold                                                                 309,719               295,026
                                                                               ---------------       ---------------
   Gross profit                                                                        78,193                76,901

Selling, general and administrative                                                    54,023                53,204
Interest expense                                                                        2,908                 4,177
Other expense                                                                             336                   870
                                                                               ---------------       ---------------
                                                                                       20,926                18,650
Tax provision                                                                           7,220                 6,528
                                                                               ---------------       ---------------

Net Earnings                                                                  $        13,706       $        12,122
                                                                               ===============       ===============

Net Earnings Per Share of Common Stock (Diluted)                              $          0.46       $          0.50
                                                                               ===============       ===============

   Average Common Shares Outstanding (000's omitted)                                   29,522                24,317


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
                                        A. O. SMITH CORPORATION
                                             Balance Sheet


                                                                    March 31               December 31
                                                                      2003                    2002
                                                                ------------------     --------------------
ASSETS:
    Cash and cash equivalents                                   $          27,501      $            32,847
    Receivables                                                           246,129                  215,481
    Inventories                                                           217,689                  200,351
    Deferred income taxes                                                  26,008                   26,714
    Other current assets                                                   18,289                   12,858
                                                                   ---------------          ---------------

       Total Current Assets                                               535,616                  488,251

    Net property, plant and equipment                                     355,107                  362,730
    Goodwill and other intangibles                                        309,084                  309,151
    Other assets                                                           65,840                   64,725
                                                                   ---------------          ---------------

    Total Assets                                                $       1,265,647      $         1,224,857
                                                                   ===============          ===============


LIABILITIES AND STOCKHOLDERS' EQUITY:

    Trade payables                                              $         150,870      $           131,423
    Accrued payroll and benefits                                           35,715                   38,745
    Product warranty                                                       19,405                   19,478
    Income taxes                                                            3,764                    1,786
    Long-term debt due within one year                                     11,671                   11,671
    Other current liabilities                                              56,731                   58,576
                                                                   ---------------          ---------------

       Total Current Liabilities                                          278,156                  261,679

    Long-term debt                                                        253,438                  239,084
    Other liabilities                                                     113,192                  114,694
    Pension liability                                                      88,323                   90,836
    Deferred income taxes                                                  10,496                    7,512
    Stockholders' equity                                                  522,042                  511,052
                                                                   ---------------          ---------------

    Total Liabilities and Stockholders' Equity                  $       1,265,647      $         1,224,857
                                                                   ===============          ===============




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
                                     A. O. SMITH CORPORATION
                                     STATEMENT OF CASH FLOWS


                                                                                Three Months ended
                                                                                     March 31
                                                                       --------------------------------------
                                                                            2003                   2002
                                                                       ---------------        ---------------
Operating Activities

Continuing
----------
    Net earnings                                                      $        13,706        $        12,122

    Adjustments to reconcile net earnings
      to net cash provided by operating activities:
           Depreciation & amortization                                         12,789                 12,297
           Net change in current assets and liabilities                       (36,024)                 3,024
           Net change in noncurrent assets and liabilities                       (143)                (5,516)
           Other                                                               (1,007)                   927
                                                                       ---------------        ---------------
Cash Provided by (Used in) Operating Activities                               (10,679)                22,854
                                                                       ---------------        ---------------

Investing Activities
    Capital expenditures                                                       (5,423)                (7,080)
    Acquisitions                                                                    -                 (2,050)
                                                                       ---------------        ---------------
Cash Used in Investing Activities                                              (5,423)                (9,130)
                                                                       ---------------        ---------------

Financing Activities
    Debt incurred                                                              16,497                      -
    Debt retired                                                               (2,143)               (14,798)
    Other stock transactions                                                        -                    815
    Dividends paid                                                             (4,059)                (3,094)
                                                                       ---------------        ---------------
Cash Provided by (Used in) Financing Activities                                10,295                (17,077)

Discontinued
------------
Cash Provided by Discontinued Operations                                          461                  4,445
                                                                       ---------------        ---------------

    Net increase / (decrease) in cash and cash equivalents                     (5,346)                 1,092
    Cash and cash equivalents - beginning of period                            32,847                 20,759

                                                                       ---------------        ---------------
Cash and Cash Equivalents - End of Period                             $        27,501        $        21,851
                                                                       ===============        ===============
